Exhibit 99.1

              MidSouth One-Time Event to Positively Impact Earnings

        LAFAYETTE, La., Jan. 28 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (Amex: MSL) announced today that its subsidiary MidSouth Bank, N.A. ("the "Bank") has been notified by PULSE EFT Association of a $538,000 distribution to be received during the first quarter of 2005. As a former member of PULSE, the Bank is entitled to a distribution of the consideration in a merger between PULSE and a subsidiary of Discover Financial Services, Inc. A second MidSouth Bancorp, Inc. subsidiary, Lamar Bank, will also receive a much smaller distribution from PULSE.

        Receipt of the Bank's initial distribution is a one-time event that will impact MidSouth Bancorp, Inc.'s earnings per share for the first quarter of 2005. On a fully diluted basis, net of tax effect, the distribution is expected to increase earnings by approximately $.08 cents per share.

        MidSouth's common stock is traded on the American Stock Exchange under the symbol MSL.

        The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company's anticipated future financial performance. This act protects a company from unwarranted litigation if actual results differ from management expectations. This press release reflects management's current views and estimates of future economic circumstances, industry conditions, MidSouth's performance and financial results. A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.

SOURCE  MidSouth Bancorp, Inc.
        -0-                             01/28/2005
        /CONTACT: Sally Gary, Investor Relations, +1-337-267-4202, or sallyg@midsouthbank.com , or Teri Stelly, Controller, +1-337-267-4208, or C. R. Rusty Cloutier, President, +1-337-267-4201, all of MidSouth Bancorp, Inc./